MORROW & CO., INC.
SOLICITATIONS: PROXIES, CONSENTS
PROXY CONTESTS
TENDERS & EXCHANGE OFFERS
NOMINEE IDENTIFICATION
STOCK WATCH PROGRAMS
CORPORATE GOVERNANCE CONSULTATION



May 4, 2007

Boulder Growth & Income Fund, Inc.
2344 Spruce Street
Suite A
Boulder, CO 80302

This letter will serve as the agreement under which you will retain us to act as Information Agent in connection with the transferable Rights Offering of Common Shares of Boulder Growth & Income Fund, Inc.

The services we will perform on your behalf will include the consultation and preparation in connection with your Offer, the delivery of material to brokers, banks, nominees and institutions, and holders of record, acting as Information Agent in connection with your Offer, receiving calls from shareholders, and telephoning holders of record and non-objecting beneficial owners (NOBOs), if requested by you.

For the above services our fee will be $7,500.00. One half the fee ($3,750.00) is earned and due upon the signing of this agreement; in addition, an advance against disbursements of $3,500.00 is due as well. The balance of our fee and any additional disbursements incurred by us on your behalf will be payable upon the completion of the Offer. Included in our disbursements will be our charges for the telephone solicitation of holders of record and non-objecting beneficial owners (NOBOs). The charge is $5.00 per holder and includes labor, directory assistance and all related telephone expenses (covers up to three rounds of calls).

This agreement covers the period from the announcement of your Offer through the completion of the offer.

You agree to indemnify and hold us harmless against any loss, damage, expense (including reasonable legal fees and expenses), liability or claim relating to or arising out of our performance of this agreement except where we, or our employees, fail to comply with this agreement; provided, however, that you shall not be obliged to


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Boulder Growth & Income Fund, Inc.                                   May 4, 2007
Page Two


indemnify us or hold us harmless against any such loss, damage, expense, liability, or claim which results from gross negligence, bad faith or willful misconduct on our part or of any of our employees.

At your election, you may assume the defense of any such action. We shall advise you in writing of any such liability or claim promptly after receipt of any notice of any action or claim for which we may be entitled to indemnification hereunder.

This agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

If any provision of this agreement shall be held illegal, invalid or unenforceable by any court, this agreement shall be construed and enforced as if that provision had not been contained herein and shall be deemed an agreement among us to the full extent permitted by applicable law.

Please acknowledge receipt of this agreement and confirm the arrangements herein provided by signing and returning the enclosed copy to the undersigned, whereupon this agreement and your acceptance of the terms and conditions herein provided shall constitute a binding agreement among us.


Accepted:                                    Very truly yours,

BOULDER GROWTH & INCOME FUND, INC.           MORROW & CO., INC.

By:  ________________________                By:  /s/ John J. Ferguson

Title: _______________________
                                             Title: Managing Director
Date: _______________________

                               MORROW & CO., INC.
                                 470 WEST AVENUE
                          ACCOUNTING DEPT. - 3RD FLOOR
                               STAMFORD, CT 06902



TO: Boulder Growth & Income Fund, Inc.                Date:  May 4, 2007
    2344 Spruce Street
    Suite A                                           No.    52282
    Boulder, CO 80302
    Attn: Ms. Nicole Murphy
          Assistant Secretary


Team Leader: JJF                     Due Date:  Upon Receipt
----------------------------------------------------------------------
                               RE: Rights Offering


One-half the fee per agreement dated March 9, 2007.                    $3,750.00

Advance against disbursements.                                         $3,500.00


                                                           AMOUNT DUE  $7,250.00

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Instructions for Wire Transfer

Please wire funds to Morrow & Co., Inc. using the following information:
 JPMorgan Chase Bank
 500 Stanton Christiana Rd.
 Newark, DE 19713
 ABA Number:  021-000-021
 Private Banking Division
 Credit Account:  T&I #0999-99-651
 Account Number: Q-21089000
 For Account of Morrow & Co., Inc.

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                          Terms - Payable Upon Receipt